Exhibit 99.1

Interline Brands to be Acquired by The Home Depot

Interline Brands Partners with Industry Leader to Bring Enhanced Products, Services, and Solutions to Facilities Maintenance Customers.

Jacksonville, FL – July 22, 2015 – Interline Brands, Inc. (“Interline” or the “Company”), a leading national distributor of broad-line maintenance, repair, and operation (MRO) products, today announced that The Home Depot, the world’s largest home improvement retailer, has entered into a definitive agreement to acquire the Company for $1.625 billion in cash. The acquisition is expected to be completed in The Home Depot’s fiscal third quarter, which ends on November 1, 2015, and is subject to applicable regulatory approval and customary closing conditions, including the repayment of Interline’s outstanding senior notes.

“We believe this transaction will create many exciting opportunities for our customers and associates as we enter the next exciting stage in our Company’s history. Through this partnership, we believe we can bring a truly interconnected solution to customers, providing them with a single source for all of their maintenance, repair and operation needs – whenever and wherever they need it. Ken Sweder and I truly look forward to being a part of The Home Depot team,” said Michael Grebe, Interline’s Chairman and Chief Executive Officer.

“I want to sincerely thank our current private equity sponsors at Goldman Sachs Capital Partners and P2 Capital Partners for their continued investment and support over the past few years,” continued Mr. Grebe. “They have been partners in the truest sense of the word and they share our strong confidence that The Home Depot is the right fit for us as we look to further advance our leading position in the markets we serve.”

Brad Gross, Managing Director of Goldman Sachs, said, “In recent years, Interline has achieved impressive financial results and accomplished a number of key business enhancements. We are very pleased to have been part of that success and look forward to the Company’s next stage of growth, combining forces with a world-class, industry leader in The Home Depot.”

Josh Paulson, Partner at P2 Capital Partners, LLC commented, “We’ve been involved with Interline since 2007, when we became a public shareholder. In the years following our initial investment, we worked closely with the Company as it grew into a leading MRO distributor and took the Company private in 2012 with Goldman Sachs Capital Partners. Partnering with Interline as a public and private shareholder has been a true pleasure, and I am confident this transaction will help to accelerate the Company’s strategy and allow it to serve as an even better partner for its customers and suppliers.”

Goldman Sachs and Barclays are acting as financial advisors and Fried, Frank, Harris, Shriver & Jacobson LLP is acting as legal advisor to Interline Brands in connection with the transaction.

About The Home Depot

The Home Depot is the world’s largest home improvement specialty retailer, with 2,270 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. In fiscal 2014, The Home Depot had sales of $83.2 billion and earnings of $6.3 billion. The Company employs more than 300,000 associates. The Home Depot’s stock is traded on the New York Stock Exchange and is included in the Dow Jones industrial average and Standard & Poor’s 500 index.

About Interline Brands

Interline Brands, Inc. is a leading distributor and direct marketer with headquarters in Jacksonville, Florida. As one of the largest national distributors of broad-line facilities maintenance, repair and operations products in North America, Interline serves over 175,000 customer locations and holds leading market positions in the institutional, multi-family housing and residential end-markets. Interline provides its customers comprehensive supply chain solutions including next-day delivery capability to 98% of the U.S. population, the right merchandise breadth of over 150,000 national and exclusive branded products, innovative supply chain and ecommerce technology, and specialized end-market expertise from more than 1,600 sales and support professionals. For more information, visit the Company’s website at http://www.interlinebrands.com.